UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2016

SpartanNash Company

(Exact Name of Registrant as Specified in Charter)

Michigan	000-31127	38-0593940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification no.)

850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan	49518-8700
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (616) 878-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.Entry into a Material Definitive Agreement.

On November 3, 2016, SpartanNash Company ("SpartanNash"), entered into an Asset Purchase Agreement (the "Purchase Agreement") with Caito Food Service, Inc. its affiliate, Blue Ribbon Transport, Inc. (collectively, "Caito"), and Matthew Caito, as Sellers’ representative, to acquire substantially all of the operating assets of Caito, a privately held produce distributor headquartered in Indianapolis, Indiana. The purchased assets include Caito’s produce distribution business, fresh cut fruits and vegetables business, a newly constructed kitchen facility which is designed to process and package fresh-prepared foods, and Caito’s logistics business.

The purchase price for the transaction is $217.5 million, subject to working capital and other adjustments. $15 million of the purchase price will be deposited into an escrow account at closing to secure the indemnification and other obligations of Caito under the Purchase Agreement.

The Purchase Agreement also provides for potential “earnout” payments to Caito if the acquired assets achieve certain earnings performance targets during SpartanNash’s fiscal years 2017, 2018, and 2019. The aggregate maximum amount of the potential payments is $12.35 million. In addition, at closing, SpartanNash will make a one-time payment of approximately $3 million to Caito to reimburse certain transaction costs.

The Company expects the transaction to be completed early in the first quarter of fiscal 2017. The closing of the transaction is subject to a number of conditions stated in the Purchase Agreement, including regulatory approval and other consents and approvals and other customary closing conditions. The Purchase Agreement also contains representations and warranties of both parties, indemnification agreements, termination rights, and a variety of covenants and agreements.

A copy of the Purchase Agreement is attached as Exhibit 2.1 and is incorporated herein by reference. The foregoing brief description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement.

The representations, warranties and covenants contained in the Purchase Agreement were made as of the date of the Purchase Agreement or other specified dates and are only for the benefit of the parties thereto. These representations, warranties and covenants were made for purposes of the Agreement, including setting forth certain rights of the parties and the allocation of certain risks and are qualified or modified by exceptions contained in disclosure schedules which the parties do not intend to disclose to the public. No person other than the parties to the Purchase Agreement is entitled to rely on the representations and warranties in the Purchase Agreement. No one should expect or assume that the representations and warranties are or will be entirely complete, accurate and not misleading without exception or omission. The Purchase Agreement may be amended by agreement of the parties. It should not be assumed that the transaction will occur on exactly the terms and with satisfaction of all conditions stated in the Purchase Agreement.

Item 9.01. Financial Statements and Exhibits.

(d)Exhibits: The following documents are attached as an exhibit to this report on Form 8-K:

Exhibit No.	Description

2.1

Asset Purchase Agreement dated as of November 3, 2016 by and among SpartanNash Company, Caito Food Service, Inc., Blue Ribbon Transport, Inc., and Matthew Caito as Seller’s Representative. Exhibits and schedules to this agreement are listed and identified in the agreement. Omitted exhibits and schedules will be furnished to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 4, 2016	SpartanNash Company

	By:	/s/Christopher P. Meyers
Christopher P. Meyers Executive Vice President and Chief Financial Officer (Principal Financial Officer)